Exhibit 99.1

Filed by River Valley Bancorp
Pursuant to Rule 425 under the Securities Act of 1933
And deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject company:  River Valley Bancorp
Commission File No. 0-21765

GERMAN AMERICAN BANCORP, INC.
AND
RIVER VALLEY BANCORP

NEWS RELEASE

For additional information, contact:
Mark A. Schroeder, Chairman/CEO of German American Bradley M. Rust, Executive Vice President/CFO of German American (812) 482-1314	Matthew P. Forrester, President & CEO of River Valley (812) 273-4949

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JASPER, INDIANA OCTOBER 26, 2015	GERMAN AMERICAN BANCORP, INC. and RIVER VALLEY BANCORP ANNOUNCE DEFINITIVE MERGER AGREEMENT

German American Bancorp, Inc. (Nasdaq:GABC) ("German American") and River Valley Bancorp. (Nasdaq:RIVR) ("River Valley") announced today that they have entered into a definitive agreement to merge River Valley into German American.  Upon completion of the transaction, River Valley’s subsidiary bank, River Valley Financial Bank, will be merged into German American's similarly-named subsidiary bank, German American Bancorp.
Under terms of the definitive agreement, River Valley common shareholders will receive 0.770 shares of German American common stock for each share of River Valley in a tax free exchange, plus a cash payment of $9.90 per River Valley share.
Based upon the $30.02 per share 20-day volume weighted average price  of German American's common shares ending on October 22, 2015 (the valuation upon which the exchange ratio was established), the transaction has a value of $33.00 per River Valley common share.  This represents a premium of 47% over the $22.40 closing price of River Valley's common shares on October 23, 2015. Because a portion of the consideration to be received is German American's common stock, the transaction value will fluctuate until closing together with the market price of German American's common shares.
Based on River Valley's number of common shares currently outstanding, German American expects to issue approximately 1.94 million shares of its common stock, and pay approximately $25 million cash, for all of the issued and outstanding common shares and outstanding options of River Valley.
On this basis, the transaction has an aggregate indicated value (valuing German American's common shares at the 20-day volume weighted average price ending on October 22, 2015) of approximately $83.5 million.  The basic transaction value also includes the approximately $500 thousand in cash payments to be made in cancellation of stock options.
Mark A. Schroeder, Chairman and CEO of German American, stated, "This merger with River Valley represents a strategic opportunity for German American to enhance our previously stated objective of expanding our Southern Indiana footprint into the vibrant Southeast Indiana market area.  River Valley has built a solid community banking franchise in three distinct markets in

GERMAN AMERICAN BANCORP, INC.
AND
RIVER VALLEY BANCORP

NEWS RELEASE

For additional information, contact:
Mark A. Schroeder, Chairman/CEO of German American Bradley M. Rust, Executive Vice President/CFO of German American (812) 482-1314	Matthew P. Forrester, President & CEO of River Valley (812) 273-4949

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which German American can provide our extensive offerings of banking, insurance, and investment products and services to River Valley’s current and prospective clients.
The combination of our two organizations expands German American’s footprint into the greater Madison, Indiana market, which is very similar to our other heritage markets in Southern Indiana.  Much like German American’s experience within our heritage markets, River Valley has operated in Madison for over a century and is a leader in the market from both a business and civic perspective.  Additionally, they have a strong presence with five banking offices in the vibrant and rapidly growing market area of the Indiana side of the Louisville, Kentucky MSA, a market which German American has recently entered with a commercial loan production office.  River Valley also has a presence in the Seymour and North Vernon, Indiana markets, which match-up very well with German’s American growing franchise in the adjacent Columbus, Indiana market.  This opportunity to enhance our existing presence in two of German American’s newest markets in Columbus and New Albany, Indiana, as well as allowing for a new market presence in Madison, Indiana makes this merger a perfect fit for our company.”
Schroeder continued, “We expect that this strategic transaction will be accretive to German American's earnings per share during the 12 months following completion of the transaction, and will have a quick tangible book value earn back.  Following completion of the merger, German American's pro forma capital ratios will continue to significantly exceed regulatory well-capitalized levels, enabling us to continue to take advantage of future growth opportunities throughout our market area."
Matthew P. Forrester, President & CEO of River Valley, stated, "We believe German American is an ideal partner for our bank, and we are delighted to become a part of German American's organization. Like River Valley, German American is deeply committed to the communities it serves and through this combination of our two community-focused organizations, we will be in a position to better serve our customers through increased convenience as well as the addition of broader financial services. German American's reputation, financial strength and capabilities will enhance our ability to meet the expanding needs of our customers. Furthermore, our shareholders will be receiving shares of a strong, successful banking company, with greater market liquidity and trading volume than the market for our shares."
The transaction is expected to be completed in early 2016.  Completion of the transaction is subject to approval by regulatory authorities and River Valley's shareholders as well as certain other closing conditions.

Raymond James & Associates, Inc. served as financial advisor on the transaction to German American and Bingham Greenebaum Doll LLP served as legal counsel.

GERMAN AMERICAN BANCORP, INC.
AND
RIVER VALLEY BANCORP

NEWS RELEASE

For additional information, contact:
Mark A. Schroeder, Chairman/CEO of German American Bradley M. Rust, Executive Vice President/CFO of German American (812) 482-1314	Matthew P. Forrester, President & CEO of River Valley (812) 273-4949

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Keefe, Bruyette & Woods, Inc. served as financial advisor on the transaction to River Valley Bancorp and Barnes & Thornburg LLP served as legal advisor.

ADDITIONAL INFORMATION
Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval.  The proposed merger will be submitted to the River Valley shareholders for their consideration.  In connection with the proposed merger, German American will file a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) that will include a proxy statement of River Valley and a prospectus of German American and other relevant documents concerning the proposed merger. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE CORRESPONDING PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a copy of the proxy statement/prospectus, as well as other filings containing information about German American and River Valley, without charge, at the SEC's website (http://www.sec.gov) or, for German American, by accessing German American’s Web site (http://www.germanamerican.com) under the tab “Investor Relations” and then under the heading “Financial Information” and for River Valley, by accessing River Valley’s Web site (http://www.rvfbank.com) under the tab “About Us” and then under the heading “Stock Price & SEC Filings.” Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Terri A. Eckerle, Shareholder Relations, German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47546, telephone 812-482-1314 or Matthew P. Forrester, President & CEO, River Valley Bancorp, 430 Clifty Drive, Madison, Indiana, 47520, telephone 812-273-4949.  River Valley and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of River Valley in connection with the proposed Merger. Information about the directors and executive officers of River Valley is set forth in the proxy statement for River Valley’s 2015 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 18, 2015. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.
FORWARD‐LOOKING STATEMENTS
This press release contains forward‐looking statements made pursuant to the safe‐harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward‐looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, ”would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward‐looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between German American Bancorp, Inc. (“German American”) and River Valley Bancorp (“River Valley”), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of German American’s goals, intentions and expectations; statements regarding German American’s business plan and growth strategies; statements regarding the asset quality of German American’s loan and investment portfolios; and estimates of German American’s risks and future costs and benefits, whether with respect to the Merger or otherwise.

These forward‐looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward‐looking statements, including, among other things: the risk

GERMAN AMERICAN BANCORP, INC.
AND
RIVER VALLEY BANCORP

NEWS RELEASE

For additional information, contact:
Mark A. Schroeder, Chairman/CEO of German American Bradley M. Rust, Executive Vice President/CFO of German American (812) 482-1314	Matthew P. Forrester, President & CEO of River Valley (812) 273-4949

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that the businesses of German American and River Valley will not be integrated successfully or such integration may be more difficult, time‐consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the Merger on the expected timeframe; the costs and effects of litigation and the possible unexpected or adverse outcomes of such litigation; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of German American to complete integration and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the creditworthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like German American’s affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with German American’s business; and other risks and factors identified in each of German American’s and River Valley’s filings with the Securities and Exchange Commission. Neither German American nor River Valley undertakes any obligation to update any forward‐looking statement, whether written or oral, relating to the matters discussed in this press release. In addition, German American’s and River Valley’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.
ABOUT GERMAN AMERICAN
German American Bancorp, Inc. is a financial services holding company that operates, through its principal banking subsidiary, 37 retail banking offices in 13 southern Indiana counties. German American also owns a brokerage and financial planning subsidiary, as well as a full service property and casualty insurance agency. At September 30, 2015, German American reported total assets of approximately $2.3 billion, total loans of approximately $1.5 billion, and total deposits of approximately $1.8 billion.
ABOUT RIVER VALLEY
River Valley Bancorp, based in Madison, Indiana operates 14 full service banking offices through its wholly owned subsidiary, River Valley Financial Bank, with retail banking offices in Madison, Hanover, Charlestown, Sellersburg, Floyds Knobs, New Albany, Dupont, North Vernon, Seymour, Osgood, and Jeffersonville, Indiana and in Carrollton, Kentucky.   At September 30, 2015, River Valley reported total assets of approximately $514 million, total loans of approximately $330 million, and total deposits of approximately $401 million.

CONTACT:	German American Bancorp, Inc.
Investor Contacts:
Mark A. Schroeder, Chairman & CEO
Bradley M. Rust, Executive Vice President/CFO

Media Contacts:
Mark A. Schroeder, Chairman & CEO
Clay W. Ewing, President
(812) 482-1314

GERMAN AMERICAN BANCORP, INC.
AND
RIVER VALLEY BANCORP

NEWS RELEASE

For additional information, contact:
Mark A. Schroeder, Chairman/CEO of German American Bradley M. Rust, Executive Vice President/CFO of German American (812) 482-1314	Matthew P. Forrester, President & CEO of River Valley (812) 273-4949

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River Valley Bancorp
Investor & Media Contact:
Matthew P. Forrester, President & CEO
(812) 273-4949